SETTLEMENT AND RELEASE

RECITALS

WHEREAS, Prime/Mansur Investment Partners, LLC (“Prime/Mansur”), Cumberland Blues Merger Sub, LLC (“Cumberland Merger”), Cumberland Blues, LLC (“Cumberland”), The Prime Group, Inc. (“TPGI”), Prime Group Partners, LLC (“PGP”), Prime Group Realty Trust (“PGRT”) and Prime Group Realty, LP. (“PGRLP”) are parties to certain litigation referred to below;

WHEREAS, (i) PGRT and PGP previously entered into a confidentiality and standstill letter agreement dated March 22, 2004 (the “PGP CA”), (ii) Mansur & Company (“Mansur & Co”) and PGRT previously entered into a confidentiality and standstill letter agreement dated March 24, 2004 (the “Mansur CA”), (iii) Mansur Interests II, LTD., an affiliate of Prime/Mansur (“MANI2”), TPGI, PGRT and PGRLP previously entered into an Exclusivity Agreement dated as of September 7, 2004 (the “Exclusivity Agreement”), which was also joined by PGP for certain purposes, and (iv) TPGI, PGP and PGRLP previously entered into a Termination and Release Agreement dated as of November 9, 2004 (the “Termination Agreement”);

WHEREAS, Prime Mansur, Cumberland Merger and Cumberland and PGRT and PGRLP previously entered into an Agreement and Plan of Merger dated as of October 27, 2004 (the “Merger Agreement”), wherein Prime/Mansur, Cumberland Merger and Cumberland agreed to acquire all of the common shares of PGRT and limited partnership units of PGRLP;

WHEREAS, PGRLP currently holds an option, pursuant to an Option Agreement dated as of November 17, 1997 (including the related Memorandum of Option Agreement dated as of January 14, 2005, the “300 Option”), between PGRLP and 300 N. LaSalle, L.L.C., an affiliate of PGI (the “300 Owner”), to purchase the property located at 300 North LaSalle Street, Chicago, Illinois (the “300 Property”) from the 300 Owner for 95% of fair market value.

WHEREAS, (i) Prime/Mansur, Cumberland Merger, Cumberland, Mansur & Co. and MANI2 are referred to herein collectively as “Mansur”, (ii) TPGI, PGP and 300 Owner are referred to herein collectively as “PGI” and (iii) PGRT and PGRLP are referred to herein collectively as “Prime”

WHEREAS on November 9, 2004, Prime/Mansur and TPGI deposited into escrow and/or provided Prime with various monies and a copy of a purported financing commitment letter in connection with the Merger Agreement, a portion of which funds have since been refunded;

WHEREAS on November 10, 2005, Prime notified Prime/Mansur, Cumberland Merger and Cumberland that the Merger Agreement had automatically terminated in accordance with its terms in connection with the November 9, 2004 deliveries;

WHEREAS, Prime/Mansur, Cumberland Merger and Cumberland responded that they did not agree that the Merger Agreement had terminated, and accordingly, a dispute arose among the parties referenced in the foregoing recitals;

WHEREAS, on December 8, 2004, Prime filed a declaratory judgment action in Montgomery County Circuit Court in the state of Maryland, case number 257111-V

(subsequently dismissed on April 6, 2005) (the “DJ Action”);

WHEREAS on January 3, 2005, Prime/Mansur, Cumberland Merger, Cumberland and PGI filed a lawsuit currently pending in Montgomery County Circuit Court in the state of Maryland, case number 257776-V (the “Contract and Fraud Action”);

WHEREAS Prime Office Company, LLC, Prime Office Merger Sub, LLC and Prime Office Merger Sub I, LLC entered into an Agreement and Plan of Merger dated as of February 17, 2005 with PGRT and PGRLP (the “Lightstone Merger Agreement”);

WHEREAS, in connection with the Breach of Contract and Fraud Action, Mansur has made allegations with respect to the Lightstone Merger Agreement and served upon The Lightstone Group, LLC, Lightstone Value Plus Real Estate Investment Trust, Inc. and David Lichtenstein (“Lichtenstein”) subpoenas seeking, inter alia, documents and information relating to the Lightstone Merger Agreement;

WHEREAS Prime Office Company, LLC, Prime Office Merger Sub, LLC and Prime Office Merger Sub I, LLC, The Lightstone Group, LLC and Lightstone Value Plus Real Estate Investment Trust, Inc. shall be referred to herein collectively as (“Lightstone”); and

WHEREAS the Parties have agreed to settle the litigation and other disputes referred to above pursuant to the terms of this Settlement and Release and the attached Exhibits A, B, C, D, E, F and G (collectively, the “Exhibits”).

NOW, THEREFORE, after consultation with counsel, and after having reviewed this Settlement and Release, and the attached Exhibits, and for due consideration, the receipt and sufficiency of which are hereby acknowledged, and without admitting any of the claims or defenses asserted in the DJ Action or the Contract and Fraud Action, and without admitting any liability or wrongdoing, but solely to avoid further protracted and costly litigation and the risks attendant to such litigation, the undersigned, Mansur, PGI and Prime, agree to the following:

1.          Mansur and PGI, on their own behalf and on behalf of their respective parents, subsidiaries and affiliates, and each of the foregoing parties’ present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, predecessors, successors, employees, assigns, agents, and attorneys, hereby release, acquit, and forever discharge Prime, Lightstone and Lichtenstein, including their parents, subsidiaries and affiliates, and each of the foregoing parties’ present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, successors, assigns, agents, and attorneys of and from any and all Claims (defined hereinafter).

2.         Prime, on its own behalf and on behalf of its respective parents, subsidiaries and affiliates, and each of the foregoing parties’ present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, predecessors, successors, employees, assigns, agents, and attorneys, hereby releases, acquits, and forever discharges Mansur and PGI, including their respective parents, subsidiaries and affiliates, and each of the foregoing parties’ present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, successors, assigns, agents, and attorneys, of and from any and all Claims.

3.         The term “Claims” refers to any and all alleged, existing or potential claims, actions, causes of action, suits, obligations, debts, demands, judgments, liabilities, controversies, losses, damages, contributions, indemnifications, costs, expenses, judgments, settlements, interest, punitive damages and attorneys’ fees, of whatever kind or nature, whether recognized at law or in equity, whether based on common law, equity or federal, state, local or other law, rule, regulation or order, whether foreseen or unforeseen, whether matured or unmatured, whether known or unknown, whether contingent or vested, whether accrued or unaccrued that are based upon, or arise out of, in whole or in part, of the Exclusivity Agreement, the Termination Agreement, the PGP CA, the Mansur CA, the Merger Agreement and/or the Lightstone Merger Agreement and any action taken, or omitted to be taken, in connection therewith and any claims that were asserted or could have been asserted in the Contract and Fraud Action and the DJ Action arising from or related to the Exclusivity Agreement, the Termination Agreement, the PGP CA, the Mansur CA, the Merger Agreement and/or the Lightstone Merger Agreement, except that the term “Claims” shall not include any claim or action to construe or enforce the terms of this Settlement and Release and the attached Exhibits and the Sale and Purchase Agreement, the Thistle Interest Option Agreement and the 300 Agreement identified in paragraph 4 hereof. In addition, (i) PGRT and PGP acknowledge that the PGP CA, (ii) PGRT and MANI2 acknowledge that the Mansur CA, and (iii) PGI and PGRLP acknowledge that the Termination Agreement, all remain binding and in full force and effect in accordance with their terms from and after the date of this Settlement and Release. The parties agree that the Exclusivity Agreement and the Merger Agreement are null and void, and the respective rights and obligations of the parties thereunder are terminated and of no force and effect; provided, however, that the last sentence of Section 5.1 of the Merger Agreement, relating to certain confidentiality obligations on the part of Prime/Mansur, Cumberland Merger and Cumberland shall remain in full, force and effect in accordance with its terms.

4.          Concurrently with the execution of this Settlement and Release, the parties have further agreed as follows:

A. Prime/Mansur agrees to execute, and Prime agrees to cause its affiliate LaSalle-Adams, L.L.C. to execute, the Sale and Purchase Agreement (a copy of which is attached hereto as Exhibit A) relating to the property commonly known as 208 South LaSalle Street, Chicago, Illinois . Prime/Mansur agrees to deliver the Deposit (as defined in the Sale and Purchase Agreement) to the Escrow Agent (as defined therein).

B. Prime/Mansur agrees to execute, and Prime agrees to cause its affiliate Phoenix Office, L.L.C. to execute, the Thistle Interest Option Agreement

(a copy of which is attached hereto as Exhibit B) relating to the 23.1% membership interest in Plumcor/Thistle, LLC.

C.           Prime agrees to pay, and Mansur and PGI hereby agree that Prime shall pay, to Prime/Mansur by wire transfer of immediately available funds pursuant to the wiring instructions attached hereto as Exhibit C, the sum of seven million dollars ($7,000,000.00).

D. The parties to this Agreement have been advised by Prime that it has entered into an agreement (the “300 Agreement”) with Hines Interests Limited Partnership (“Hines”) relating to the termination of the 300 Option upon the purchase of the 300 Property and payment of a termination fee by Hines and on such other on terms and conditions acceptable to Prime and Hines. PGI and Prime acknowledge and agree that the Claims being released by PGI and Prime pursuant to Paragraphs 1, 2 and 3 above include any Claims PGI and/or Prime (and their respective parents, subsidiaries, affiliates, present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, predecessors, successors, employees, assigns, agents, and attorneys) may have against the other (including its subsidiaries, affiliates, present and former partners, members, managers, principals, employees, directors, trustees, officers, board members, successors, assigns, agents, and attorneys) relating to (i) the 300 Option, Prime’s entering into the 300 Agreement and/or any other matters in connection therewith accruing or occuring through to the date of this Settlement and Release, and (ii) the performance by PGRLP of its obligations, and receipt by PGRLP of the benefits, in accordance with their terms, under the 300 Option and the 300 Agreement; provided, further, that (i) the foregoing release shall not constitute an acknowledgement that any payment or amount is due from PGI or 300 Owner to Hines, and (ii) PGRLP and PGI agree that the 300 Option remains in full force and effect in accordance with its terms, subject to the 300 Agreement.

E. The parties have agreed upon the form of Press Release attached hereto as Exhibit D to be issued by PGRT and the form of a Summary of Agreed Responses approved by the parties which contain statements which may be made orally to the press or other media source should they contact any of the parties to this Settlement and Release. Except for the attached Press Release and oral statements made in accordance with the Summary of Agreed Responses (as well as a Form 8-K to be filed by PGRT with the United States Securities & Exchange Commission [the “SEC”] containing the Press Release and a copy of this Settlement and Release), neither Mansur, PGI nor Prime may, without the approval of the other parties to this Settlement and Release, initiate any contact with or respond to any inquiries from any media source (including the press) or make any press release to any media source with respect to any matter covered or contemplated by this Settlement and Release unless such contact with the media or media release has been approved by a designated representative of Mansur, PGI and/or Prime, as applicable. Each of Mansur, PGI and Prime agrees that it will not unreasonably withhold or delay such approval. Notwithstanding the foregoing provisions of this subparagraph 4E, Prime may, without the requirement of any consent or approval from, or notice to, Mansur or PGI, make any other disclosures with respect to any matter covered or contemplated by this Settlement and Release which Prime is required to make by law or by the rules and regulations of the Securities and Exchange Commission.

F. Mansur and PGI agree to enter into with Prime Office Company, LCC, Prime Office Merger Sub, LLC and Prime Office Merger Sub I, LLC (collectively, the “Lightstone Entities”), the parties, along with Prime, to the Lightstone Merger Agreement, a release agreement in the form attached hereto as Exhibit E (the “Lightstone Release”) in return for the release from The Lightstone entities in the form of Exhibit F attached.

The parties acknowledge and agree that this Settlement and Release, including, without limitation, the releases contained in paragraph 1 and paragraph 2 hereof, are effective upon execution of this Settlement and Release and is not conditioned upon the consummation of any of the transactions contemplated by the Sale and Purchase Agreement, the Thistle Interest Option Agreement, the 300 Agreement.

5.          Mansur and PGI hereby agree that concurrently with the execution of the various undertakings by the parties specified in paragraph 4, including, without limitation, the receipt of seven million dollars ($7,000,000) from Prime, then Prime, Mansur and PGI will dismiss the Contract and Fraud Action with prejudice, with each side to bear its own costs and attorneys’ fees in connection therewith, and will cause to be filed in that action a Stipulation of Dismissal and an agreed Order of Dismissal in the form of Exhibit G attached hereto and made a part hereof.

6.         Prime hereby represents and affirms that the Lightstone including the Lightstone Entities and Lichtenstein have notice of, acknowledge, and have consented in writing to the terms of this Settlement and Release and the attached Exhibits in exchange for the execution by Mansur and PGI of the Lightstone Release.

7.         It is fully understood and agreed by the parties hereto that this Settlement and Release and the attached Exhibits are in compromise and settlement of the Claims released herein, that no admission or concession of any kind to any Claim, defense, liability, obligation or wrongdoing is made or intended herein, and that this Settlement and Release and the attached Exhibits are made solely to avoid further protracted and costly litigation and the risks attendant to such litigation. It is further understood and agreed that this Settlement and Release and the attached Exhibits are not to be construed or interpreted as an admission or concession of any kind to any Claim, defense, liability, obligation or wrongdoing by any of the parties hereto or as to any issue that has been or could have been disputed between them. Nothing in this Settlement and Release or the attached Exhibits, nor any action taken pursuant to them, shall constitute evidence with respect to any such issue or dispute, except for purposes of enforcing this Settlement and Release or the attached Exhibits.

8.           This Settlement and Release and attached Exhibits contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements, understandings and negotiations, whether written or oral, with respect to the subject matter hereof. This Settlement and Release and attached Exhibits may not be amended or modified except by a written instrument signed by the parties to be bound thereby.

9.           This Settlement and Release and attached Exhibits shall be governed and construed in accordance with the laws of the State of Illinois, without regard to its internal choice of law principles, and the parties consent to jurisdiction and venue in Cook County, Illinois, with respect to any action brought to construe or enforce this Settlement and Release and attached Exhibits.

10.        This Settlement and Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.         This Settlement and Release and attached Exhibits are executed without reliance upon any promise or warranty except as contained in this Settlement and Release and attached Exhibits, and each party expressly disclaims any reliance on any such promise or warranty.

12.       Mansur, PGI, and Prime each represent and warrant to the other that it is authorized to enter into this Settlement and Release and attached Exhibits, and that none of them has transferred or assigned in any manner (by operation of law, contract or otherwise) any of the Claims and that each person signing this Settlement and Release Agreement on its behalf is duly authorized to sign on behalf of the entities indicated. These representations and warranties shall survive the execution and delivery of this Settlement and Release and attached Exhibits.

13.       This Settlement and Release and attached Exhibits may be executed in counterparts, all of which shall be deemed originals and shall be deemed to constitute one and the same document.

14.       Each party acknowledges that it has had ample and sufficient opportunity to review and read, and has been represented by legal counsel in connection with, this Settlement and Release and attached Exhibits, and that it understands the terms of the Settlement and Release and Exhibits and the consequences of executing them.

15.       This Settlement and Release and the attached Exhibits are the products of joint negotiations by the parties and therefore shall not be construed against any party hereto or thereto.

16.       In the event that any provisions of this Settlement and Release or attached Exhibits are declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions of the Settlement and Release and attached Exhibits shall not be affected thereby, and said illegal, unenforceable, or invalid parts, terms or provisions shall be deemed not part of the Settlement and Release.

REMAINDER OF PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties have executed this Settlement and Release as of this __ day of May, 2005.

PRIME/MANSUR INVESTMENT PARTNERS, LLC By: Reschke Chicago Partners, LLC By: /s/ Michael W. ReschkeName: Michael W. Reschke Title: Manager

By: Mansur Chicago Partners, LTD. By: Florida Atlantic Realty Corporation By: /s/ E. Barry Mansur Name: E. Barry Mansur Title: President

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

Cumberland Blues, LLC By:/s/ E. Barry Mansur Name:E. Barry Mansur Title:Authorized Signatory

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

Cumberland Blues Merger Sub, LLC By: /s/ E. Barry Mansur Name: E. Barry Mansur Title: Authorized Signatory

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

Mansur & Company By: /s/ E. Barry Mansur Name: E. Barry Mansur Title: Authorized Signatory

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

Mansur Interests II, LTD. By: /s/ E. Barry Mansur Name: E. Barry Mansur Title: Authorized Signatory

_

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

The Prime Group, Inc. By: /s/ Michael W. Reschke Name: Michael W. Reschke Title: President

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

Prime Group Partners, LLC By: Michael W. Reschke Name: Michael W. Reschke Title: President

Subscribed and sworn to this 18th day of May, 2005 /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

300 N. LaSalle, L.L.C. By: Prime Group Limited Partnership Its Administrative Member By: /s/ Michael W. Reschke Name:Michael W. Reschke Title: CEO

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

PRIME GROUP REALTY, L.P. By: Prime Group Realty Trust, Administrative Member By: /s/ Jeffrey A. Patterson Name: Jeffrey A. Patterson Title: President and CEO

Subscribed and sworn to this 18th day of May, 2005. /s/ Susan I. Matejcak Notary Public My commission expires: Dec 22, 2008

[EXHIBITS ARE INTENTIONALLY OMITTED]